Execution Form

                            SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (hereinafter the "AGREEMENT") is made as of July 29, 2003, by and between Tecnomatix Technologies Ltd., a company incorporated under the laws of Israel (the "COMPANY") and SCP Private Equity Partners II, L.P., a Delaware limited partnership ("PURCHASER").

                                 R E C I T A L S

WHEREAS, Purchaser wishes to make an investment in the Company and become a shareholder of the Company, subject to the terms and conditions of this Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, the Company is entering into an Asset Purchase Agreement with USDATA Corporation, a Delaware corporation ("USDATA") under which USDATA shall sell and transfer to the Company substantially all the assets and liabilities of USDATA (the "ASSET PURCHASE AGREEMENT"); and

WHEREAS, at and subject to the closing or termination in certain events of the Asset Purchase Agreement, Purchaser wishes to purchase Ordinary Shares, par value NIS 0.01 per share of the Company (the "ORDINARY SHARES") and the Company wishes to issue and sell to Purchaser Ordinary Shares, upon and subject to the terms and conditions of this Agreement; and

WHEREAS, as a condition precedent to the Company entering into the Asset Purchase Agreement and completing the transactions contemplated therein, simultaneously with entering into the Asset Purchase Agreement, Purchaser is entering into this Agreement; and

WHEREAS, the Company and Purchaser desire, in connection with the execution of the Asset Purchase Agreement, to make certain covenants and agreements with one another pursuant to this Agreement, including, without limitation, certain covenants concerning the Ordinary Shares issued pursuant to the terms of this Agreement and additional Ordinary Shares that may be distributed to Purchaser from USDATA;

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. PURCHASE OF SHARES

     1.1. PURCHASE OF SHARES. Subject to the terms and conditions hereof, at the Closing (as defined below) the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, an aggregate of 113,838 Ordinary Shares (the "CLOSING SHARES") at a price per Ordinary Share of US$ 15.645 (being 150% of the average last sale price of the Ordinary Shares on Nasdaq during the 45 trading days ending on the day preceding the date hereof) (the "PRICE PER SHARE"), and an aggregate purchase price of US$ 1,781,000 (the "PURCHASE PRICE").

     1.2. CLOSING. Subject to the fulfillment or waiver of the conditions set forth in Section 3 herein, the issue and sale of the Closing Shares, and the purchase thereof by the Purchaser in consideration for the payment of the Purchase Price in accordance with Section 1.1 above, shall take place at a closing to be held at a location agreed upon between the parties on the date of and simultaneously with the earlier of (i) the closing under the Asset Purchase Agreement, or, (ii) if so determined by the Company, in its sole discretion, the termination of the Asset Purchase Agreement pursuant to Sections 8.1.3(ii), (iii) or (iv), 8.1.4 or 8.1.6 of the Asset Purchase Agreement (the "CLOSING") or such other date and time as the Company and Purchaser shall mutually agree (the "CLOSING DATE"). If the Company elects to proceed with the Closing after the termination of the Asset Purchase Agreement as permitted by clause (ii) of the immediately preceding sentence, the Company must provide Purchaser with notice of such election in writing within 30 days of the date of termination of the Asset Purchase Agreement.


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     1.3. TRANSACTIONS AT CLOSING. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

     1.3.1. The Company shall deliver to the Purchaser the following:

          (i) a certificate of an officer of the Company certifying that: (a) the Board of Directors of the Company approved the execution of this Agreement and the transactions contemplated hereby, and the issuance and sale of the Closing Shares to the Purchaser in accordance with this Agreement and (b) all documents to be executed and delivered by the Company at the Closing have been executed by duly authorized officers of the Company; and

          (ii) a stock certificate representing the Closing Shares registered in the name of the Purchaser.

     1.3.2. Purchaser shall deliver or cause the transfer to the Company of the following:

          (i) the Purchase Price, by wire transfer, banker's check, or such other form of payment as is mutually agreed by the Company and the Purchaser; and

          (ii) a duly executed standard undertaking letter towards the Office of the Chief Scientist in the Israeli Ministry of Trade and Commerce (the "OCS"), in the form attached hereto as EXHIBIT A.

2. REPRESENTATIONS AND WARRANTIES

2.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchaser as of the date hereof that the following representations and warranties are true and accurate in all respects, and further acknowledges that the Purchaser is entering into this Agreement in reliance thereon:

     2.1.1. ORGANIZATION. The Company is duly organized and validly existing under the laws of the State of Israel. The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     2.1.2. ISSUANCE OF CLOSING SHARES. The Closing Shares, when issued and sold at the Closing in accordance with this Agreement will be duly authorized, validly issued, fully paid, non-assessable, and free of any pre-emptive rights, and will have the rights, preferences, privileges, and restrictions set forth in the Articles of Association of the Company as in effect from time to time, and will be free and clear of any liens, claims, encumbrances or third party rights, except as set forth in this Agreement and in the Articles of Association of the Company.

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     2.1.3. AUTHORIZATION; APPROVALS. All corporate action on the part of the
     Company, and its directors and shareholders respectively, which are necessary for the authorization, execution, delivery, and performance of this Agreement and for the authorization, issuance, and sale of the Closing Shares has been (or will be) taken prior to the Closing. This Agreement, when executed and delivered by all parties hereto, shall constitute the valid and legally binding obligation of the Company, legally enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required in connection with the valid execution, delivery and performance of this Agreement by the Company, that has not been, or will not have been, obtained prior to the Closing.

     2.1.4. NO BREACH. Neither the execution and delivery of this Agreement nor compliance by the Company with the terms and provisions hereof, conflict or will conflict with, or result in a breach or violation of (i) the Company's Articles of Association, or other governing documents of the Company, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign applicable to the Company,
     (iii) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject, or (iv) any applicable law, rule, regulation or statute.

     2.1.5. SEC DOCUMENTS AND FINANCIAL STATEMENTS. The Company has previously made available to Purchaser true and complete copies of (a) all annual reports filed with the SEC pursuant to the Exchange Act since December 31, 1998, (b) all other reports, filed with the SEC since December 31, 1998, and (c) any registration statements declared effective by the SEC since December 31, 1998. Since December 31, 1998, the Company has timely filed all reports and filings required to be filed under the Exchange Act (the "COMPANY REPORTS"). The consolidated financial statements of the Company and its subsidiaries included in the Company's most recent report on Forms 20-F and any other reports filed with the SEC by the Company subsequent thereto were, or (if filed after the date hereof but prior to Closing) will be, prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and fairly present, or will present, the consolidated financial position for the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (except with respect to interim period financial statements, for normal year-end adjustments which are, individually or in the aggregate, not material in amount); the Company Reports were, or (if filed after the date hereof) will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the rules of any stock exchange or trading system on which the shares of the Company were traded or quoted at such time, as the case may be; and, as of the time of filing or on the date that an amendment or supplement thereto was filed, the Company Reports, as amended or supplemented, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to the Purchaser draft consolidated, non audited and non reviewed balance sheet and statement of profit and loss of the Company for the six months ended June 30, 2003.

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


     2.1.6. SHARE CAPITAL.

          (i) As of the date hereof: (i) the authorized share capital of the Company consists of 20,000,000 Ordinary Shares of which 10,748,448 are outstanding, 110,000 are held in treasury, and 850,000 are held by a wholly owned subsidiary of the Company; and (ii) the Total Current Voting Power consists of 10,748,448 Ordinary Shares. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the Ordinary Shares are as set forth in Company's Articles of Association. All such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws.

          (ii) The Company's annual report on form 20-F for the year ended December 31, 2002 (the "2002 ANNUAL REPORT") contains a description of the identity, to the best knowledge of the Company, of each holder of record of shares in the Company holding more than 5% of the issued and outstanding share capital of the Company, on an as-converted basis, and the respective number and class of such shares. The 2002 Annual Report and Section 4.7 of the Purchaser Disclosure Schedule attached to the Asset Purchase Agreement sets forth all options and other rights to acquire shares of Company as of the dates set forth in the 2002 Annual Report and the date hereof. There has been no material change in the number or terms of such options and other rights to acquire shares of the Company since the dates as of which such information in provided in the 2002 Annual Report and in Section 4.7 of the Purchaser Disclosure Schedule attached to the Asset Purchase Agreement, except for grants of employee stock options in the ordinary course of business.

          (iii) Except as set forth in the 2002 Annual Report, in Section 4.7 of the Purchaser Disclosure Schedule attached to the Asset Purchase Agreement and except for employee stock options granted by the Company in the ordinary course of business since the dates as of which information on the employee stock options is provided in the 2002 Annual Report and in Section 4.7 of the Purchaser Disclosure Schedule attached to the Asset Purchase Agreement (a) there are no outstanding shareholder loans, preemptive rights, convertible securities, warrants, options, or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company; and (b) there are no contracts, rights or binding commitments, written or oral, providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities.

          (iv) All issued and outstanding share capital of the Company has been duly authorized, is validly issued and outstanding, fully paid and non-assessable.

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

     2.1.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2002, except as set forth in the 2002 Annual Report or otherwise publicly disclosed through a press release or similar publication, the Company and its subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since the December 31, 2002, except as set forth in the 2002 Annual Report or otherwise publicly disclosed through a press release or similar publication, there has not been (a) any event or events having, individually or in the aggregate, a "Purchaser Material Adverse Effect" (as this term is defined in the Asset Purchase Agreement), provided that this subsection (a) shall apply only to the period from December 31, 2002 until the date hereof; (b) any declaration, setting aside or payment of any dividend or distribution in respect of any share capital of the Company or any redemption, purchase or other acquisition of any of its securities; (c) any material transaction conducted between the Company, and any of its stockholders, officers, employees or Affiliates (except for inter-company transactions); or (d) any change in the accounting methods or accounting principles or practices employed by the Company other than changes required by GAAP and disclosed to USDATA.

     2.1.8. ABSENCE OF LITIGATION. Except as set forth in the 2002 Annual Report and in Section 4.9 of the Purchaser Disclosure Schedule attached to the Asset Purchase Agreement, there are no Actions (as defined in the Asset Purchase Agreement) pending or, to the best of the Company's knowledge, threatened, against the Company or any of its subsidiaries, or, to the best of Company's knowledge, their respective stockholders, directors, officers or employees in their capacity as such, which, if determined adversely to the Company or any of it subsidiaries, would result in a "Purchaser Material Adverse Effect" (as defined in the Asset Purchase Agreement) and, to the best of the Company's knowledge, there is no valid basis for any such Action.

     2.1.9. COMPLIANCE WITH LAWS. The Company has not been and is not presently in material violation of any applicable law or Governmental Order (as defined in the Asset Purchase Agreement) applicable to the Company or any of its subsidiaries, except for such non-compliance that does not have and is not reasonably likely to have a "Purchaser Material Adverse Effect".

     2.1.10. GOVERNMENTAL LICENSES AND PERMITS. The Company holds all licenses and permits necessary for the operation of its business as presently conducted and as currently proposed to be conducted and is in compliance with the terms of such licenses and permits, except for such licenses and permits the absence of which or failures to comply that do not have, a "Purchaser Material Adverse Effect". There are no pending, or to the best knowledge of the Company, threatened, any proceedings which could result in the termination or impairment of any such license or permit, except for such termination or impairment that is not reasonably likely to have a "Purchaser Material Adverse Effect".

     2.1.11. PROPERTY AND LEASES. The Company has sufficient title to, or right of use in, all its properties and assets with only such exceptions as would not have a "Purchaser Material Adverse Effect".

     2.1.12. INTELLECTUAL PROPERTY. Neither the Company nor any of its subsidiaries has received, and to the best of the Company's knowledge, there are no, injunctions or Actions from any Governmental Authorities or from any other Person, in each case, in respect of the any Intellectual Property (as defined in the Asset Purchase Agreement) material to the Company's business (the "COMPANY INTELLECTUAL PROPERTY"), nor in respect of any Actions for any third party rights in the Company Intellectual Property. All the Company Intellectual Property is owned by the Company or its subsidiaries or the Company or its subsidiaries have the right to use the Company Intellectual Property. Except as referred to in the 2002 Annual Report, all rights, title and interests of the Company in or related to the Company Intellectual Property owned by the Company, to the best of the Company's knowledge, are in full force and effect and the Company or its subsidiaries has the unrestricted right to use, hold, dispose and exploit all the Company Intellectual Property owned by the Company free and clear of any Liens (as defined in the Asset Purchase Agreement). To the best of the Company's knowledge, and except as set forth in Section 4.13 of the Purchaser Disclosure Schedule, the consummation of the transactions contemplated in this Agreement will not alter or impair any such rights. No claims or Actions have been asserted against the Company or any of its subsidiaries (and the Company is not aware of any claims which are likely to be asserted against the Company or any of its subsidiaries or which have been asserted against others) by any Person challenging the use or disposition by the Company or its subsidiaries of the Company Intellectual Property or challenging or questioning the validity or effectiveness of any of the Company Intellectual Property owned by the Company. To the best of the Company's knowledge, none of the use by the Company or its subsidiaries of any of the Company Intellectual Property infringes or will infringe on the right of, any Intellectual Property rights of any person except to the extent that does not result in a Purchaser Material Adverse Change.

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

     2.1.13. ENVIRONMENTAL MATTERS. The Company and its subsidiaries are in compliance with all applicable Environmental Laws (as defined in the Asset Purchase Agreement) and have obtained and are in compliance with all Environmental Permits (as defined in the Asset Purchase Agreement), except for failure to comply or failure to hold such permits that does not and is not reasonably expected to have a "Purchaser Material Adverse Effect". There are no Environmental Liabilities (as defined in the Asset Purchase Agreement) pending or, to the best of the Company's knowledge, threatened relating to the Company, except for such liabilities that do not and are not reasonably expected to have a "Purchaser Material Adverse Effect".

     2.1.14. VALID PRIVATE PLACEMENT. The Company did not offer to sell the Closing Shares so as to require the registration pursuant to all applicable securities laws, including the federal securities laws of the United States, and the issuance of the Closing Shares is exempt from such registration requirements. This representation is based in part on the accuracy of the representations provided by Purchaser.

     2.1.15. TRUTHFULNESS. No representation or warranty of the Company in this Agreement (including the Schedules) contains or, at the Closing Date, will contain, any untrue statement of a material fact or omits or will, at the Closing Date, omit, to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.2. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Company as of the date hereof that the following representations and warranties are true and accurate in all respects, and further acknowledges that the Company is entering into this Agreement in reliance thereon:

     2.2.1. ORGANIZATION. The Purchaser is duly organized and validly existing under the laws of the State of Delaware. The Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

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     2.2.2. AUTHORIZATION; APPROVALS. All corporate and partnership action on the part of the Purchaser and its partners, which are necessary for the authorization, execution, delivery, and performance of this Agreement has been (or will be) taken prior to the Closing. This Agreement, when executed and delivered by all parties hereto, shall constitute the valid and legally binding obligation of the Purchaser, legally enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution, delivery and performance of this Agreement by the Purchaser, that has not been, or will not be, obtained prior to the Closing.

     2.2.3. NO BREACH. Neither the execution and delivery of this Agreement nor compliance by the Purchaser with the terms and provisions hereof, conflict or will conflict with, or result in a breach or violation of (i) the Purchaser's partnership agreement, or any other governing documents of the Purchaser, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign applicable to the Purchaser, (iii) any agreement, contract, lease, license or commitment to which the Purchaser is a party or to which it is subject, or (iv) any applicable law, rule, regulation or statute.

     2.2.4. ACCREDITED INVESTOR. Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities Act, as presently in effect. Purchaser is an investor with substantial experience in evaluating and investing in private placement transactions of securities in technology companies similar to the Company. Purchaser is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect Purchaser's own interests.

     2.2.5. INVESTMENT. As of the date hereof neither Purchaser nor, to Purchaser's Knowledge, any member of the Purchaser Control Group, Beneficially Owns any Voting Shares or Non Voting Convertible Securities of the Company. Purchaser is acquiring the Closing Shares for investment for Purchaser's own account, not as a nominee or agent, and not with the view to, or for resale or distribution thereof. Purchaser has no present intention of selling, granting any participation in, or otherwise distributing said Closing Shares. Purchaser understands that the transfer of the Closing Shares and the issuance of the Additional Shares, have not been, and will not be, registered under the Securities Act by reason of specific exemptions from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein. Purchaser represents and undertakes that it does not have any contract, undertaking, agreement or arrangement with any person pursuant to which Purchaser will sell, transfer, or grant participation to any third person, with respect to any Closing Shares or Additional Shares.

     2.2.6. RESTRICTED SHARES. Purchaser acknowledges that the Closing Shares and the Additional Shares, are characterized as "restricted securities" under U.S. federal securities laws and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

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     2.2.7. ACCESS TO DATA. Purchaser has had an opportunity to discuss the
     Company's business, management and financial affairs with its management. Purchaser has also had an opportunity to ask questions of officers of the Company, which questions were answered.

3. CLOSING CONDITIONS

3.1. The respective obligations of each party hereto to effect the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

     3.1.1. Either the closing under the Asset Purchase Agreement shall have been completed, or, if determined by the Company, in its sole discretion, the termination of the Asset Purchase Agreement pursuant to Sections 8.1.3(ii), (iii) or (iv), 8.1.4 or 8.1.6 of the Asset Purchase Agreement shall have occurred, simultaneously with and conditioned upon the Closing under this Agreement.

     3.1.2. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Israeli, United States federal or state or foreign court or any Israeli, United States federal or state or foreign Governmental Authority that prohibits, restrains, enjoins or restricts the consummation of the Closing.

     3.1.3. Any Governmental Authority notices, consents, approvals or other requirements necessary to consummate the transactions contemplated hereby, including, without limitation, the consent of the OCS and the consent of the Investment Center in the Israeli Ministry of Trade and Commerce (the "INVESTMENT CENTER") shall have been given, obtained or complied with, as applicable.

3.2. The obligation of the Company to effect the Closing is subject to the satisfaction at or prior to the Closing of the following conditions:

     3.2.1. The representations and warranties of Purchaser contained in this Agreement shall be true and correct, in all material respects, at and as of the Closing with the same effect as if made at and as of the Closing and, at the Closing, Purchaser shall have delivered to the Company a certificate to that effect, executed by an executive officer of Purchaser.

     3.2.2. Each of the covenants and obligations of Purchaser to be performed at or before the Closing pursuant to the terms of this Agreement including the payment of the Purchase Price shall have been duly performed in all material respects at or before the Closing and, at the Closing, Purchaser shall have delivered to the Company a certificate to that effect, executed by an executive officer of Purchaser.

3.3. The obligation of the Purchaser to effect the Closing is subject to the satisfaction at or prior to the Closing of the following conditions:

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     3.3.1. The representations and warranties of the Company contained in this
     Agreement shall be true and correct, in all material respects, at and as of the Closing with the same effect as if made at and as of the Closing and, at the Closing, the Company shall have delivered to the Purchaser a certificate to that effect, executed by an executive officer of the Company.

     3.3.2. Each of the covenants and obligations of the Company to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing and, at the Closing, the Company shall have delivered to the Purchaser a certificate to that effect, executed by an executive officer of the Company.

     3.3.3. Receipt of an opinion from Meitar, Liquornik, Geva & Co., counsel to the Company, in the form attached hereto as EXHIBIT B.

4. STANDSTILL OBLIGATIONS AND TRANSFER RESTRICTIONS

4.1. THE PURCHASER'S STANDSTILL OBLIGATIONS

     4.1.1. From the date hereof until the earlier of (i) the Closing or (ii) the termination of this Agreement under Section 9.2 hereof, no member of the Purchaser Control Group shall acquire the Beneficial Ownership of Voting Shares or Non Voting Convertible Securities, or any securities of USDATA, or authorize or make a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire the Beneficial Ownership of Voting Shares.

     4.1.2. During the Standstill Period, no member of the Purchaser Control Group shall acquire the Beneficial Ownership of Voting Shares or authorize or make a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire the Beneficial Ownership of Voting Shares, if the effect of such acquisition of Beneficial Ownership would be to increase above the Standstill Limit the Voting Shares represented by all Voting Shares Beneficially Owned by Purchaser together with any Affiliate and any 13D Group to which Purchaser or any Affiliate is a party.

     4.1.3. Purchaser shall not be deemed to have violated its covenants under this Section 4.1 solely by virtue of (and only to the extent of) any increase in the total number of Voting Shares Beneficially Owned by Purchaser together with any Affiliate or any 13D Group to which the Purchaser or any Affiliate is a party (i) if such increase is the result of a stock split, stock dividend, recapitalization or similar event, (ii) if such increase is the result of grant by the Company of stock options or restricted stock, pursuant to a stock option plan or restricted stock plan of the Company, to a director in the Company nominated in accordance with
     Section 6 below, (iii) if such increase is the result of the release of Additional Shares to the Purchaser pursuant to the Escrow Agreement, (iv) if such increase is the result of the distribution of Additional Shares by USDATA to the Purchaser, or (v) if such increase is the result of the issuance of Voting Shares directly by the Company to Purchaser or any of its Affiliates in consideration of a financing transaction of the Company or in connection with an acquisition by the Company, in each case provided that Purchaser shall promptly notify the Company in writing upon becoming aware that a person which is an Affiliate of Purchaser is, or is contemplating to be, a party to such transaction.

     4.1.4. During the Standstill Period, no member of the Purchaser Control Group shall solicit or participate in any solicitation of proxies with respect to any Voting Shares, nor shall any member of the Purchaser Control Group seek to advise or influence any person with respect to the voting of any Voting Shares (other than as expressly provided in Section 5.1 of this Agreement).

     4.1.5. During the Standstill Period, no member of the Purchaser Control Group shall subject any Voting Shares to any arrangement or agreement with any Person with respect to the voting of such Voting Shares, except as set forth in Section 5.

     4.1.6. During the Standstill Period, no member of the Purchaser Control Group shall seek control of the management, Board of Directors or policies of the Company, except in accordance with any other provision of this Agreement.

     4.1.7. Each member of the Purchaser Control Group shall (i) exercise any voting or similar right it may have in its capacity as a stockholder of a Portfolio Company against the taking of any action by such Portfolio Company which the Purchaser is prohibited to take by virtue of this Section
     4.1 ("PROHIBITED ACTION"), (ii) not act in concert with any Portfolio Company to take any Prohibited Action, (iii) not induce any Portfolio Company to take any Prohibited Action, and (iv) subject to applicable law, use reasonable best efforts with the intention of not allowing the Portfolio Company to take a Prohibited Action, provided however that Purchaser shall not be obligated to take any action that results in the imposition of additional financial liabilities on the Purchaser, or which require the initiation of litigation proceedings.

     4.1.8. Any violation of the covenants under this Section by a Purchaser Controlled Person, a Purchaser Controlling Person or a Purchaser Common Control Person shall be deemed to be a violation of this Agreement by Purchaser.

     4.1.9. Notwithstanding Section 5 hereof, in the event of a violation of this Section 4.1, then, in addition to such other remedies as may be available at law, in equity or hereunder, the Purchaser hereby irrevocably appoints the Chairman of the Company's Board of Directors, or any other designee of the Company, as the sole and exclusive attorneys and proxies of the Purchaser, with full power of substitution and resubstitution, to vote and exercise all voting rights with respect to such number of Voting Shares held by the Purchaser which are in excess of the number permitted to be Beneficially Owned at such time according to the provisions of this Section 4 4.1 by the Purchaser with any Affiliate and any 13D Group to which Purchaser or any Affiliate is a party (the "EXCESS SHARES", it being clarified that in the event of violation of Section 4.1.7, the Voting Shares acquired by the Portfolio Company shall be deemed to be Beneficially owned by Purchaser for the purpose of calculating the number of Excess Shares), in the proxy's sole and absolute discretion, on every annual, general, special, class or adjourned meeting of the shareholders of the Purchaser and in every written consent in lieu of such meeting. To the extent the Voting Shares held by the Purchaser are less than the Excess Shares, the Purchaser shall take such action as may be reasonably required so that the Voting Shares Beneficially Owned by any member of the Purchaser Control Group (other than the Purchaser) shall be subject to such proxy, and shall use all reasonable efforts to cause any Voting Shares held by any Affiliate of Purchaser that is not a member of the Purchaser Control Group or any 13D Group of which Purchaser or any Affiliate of Purchaser is a party to be subject to such proxy, up to the maximum number of Excess Shares which are not covered by a proxy from the Purchaser. This irrevocable proxy shall only be effective during the period from the date of violation of this Section 4 until such time as the transfer of Excess Shares with respect to which the Option was exercised is effected.

     The parties hereby acknowledge that monetary damages may not be a sufficient or adequate remedy for violation of this Section 4.1 and that, in addition to any other remedy which may be available in law or equity, and without any waiver or limitation with respect thereto, the Company shall be entitled to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

4.2. TRANSFER AND VOLUME RESTRICTIONS

     4.2.1. Purchaser shall not, directly or indirectly, sell (including short sale), transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of, loan or otherwise dispose of or offer any of the foregoing (each, a "TRANSFER"), any Voting Shares or Non-Voting Convertible Securities, except as provided in this Section 4.2. Any attempted Transfer not in compliance with this
     Section 4.2 shall be null and void ab initio.

     4.2.2. During the Standstill Period Purchaser shall not transfer any Voting Shares or Non-Voting Convertible Securities to any person who is, or after giving effect to the Transfer would be (a) a Beneficial Owner of more than five percent (5%) of the then Total Current Voting Power, or (b) required to file a Schedule 13D or Schedule 13G with the SEC with respect to such Voting Shares; provided, however, that a Transfer otherwise in compliance with this Section 4.2 shall not be prohibited solely pursuant to this subsection 4.2.2 if (x) made to a publicly offered open-ended institutional mutual fund unaffiliated with Purchaser and with whom Purchaser has no arrangement or understanding with respect to the holding or voting of Voting Shares (i) that is only in the business, at the time of such transfer, of passively holding and trading shares of publicly traded companies and (ii) that is not required to report its holdings of Ordinary Shares on a Schedule 13D (or any successor form) or (y) made in good faith in an open market sale under the Registration Statement or pursuant to Rule 144 through a broker dealer with no agreement, arrangement, understanding, oral or written between the Purchaser and the buyer of such Voting Shares under the Registration Statement.

     4.2.3. During the Lock Up Period, Purchaser shall not directly or indirectly Transfer any Voting Shares or Non-Voting Convertible Securities. Any attempted Transfer not in compliance with this Section 4.2.3 shall be null and void ab initio.

     4.2.4. During the Volume Restriction Period, Purchaser shall only be permitted, subject to its compliance at such time with the provisions of Sections 4.1, 4.2,4.3 and 7.1 of this Agreement, and subject further to any and all applicable laws and regulations and regardless of the effectiveness of any Registration Statement, to Transfer in any 90-day period a number of Ordinary Shares that may not exceed, together for the Purchaser and any persons holding Consideration Shares (as defined in the Asset Purchase Agreement) and a party to an agreement substantially in the form of this Agreement, 2% of the then Total Current Voting Power (the "QUARTERLY Amount") which amount shall be allocated among all such persons in accordance with an agreement among them. Sales by Purchaser pursuant to this section may be made only (i) in compliance with Sections (e), (f) and
     (g) of Rule 144, (ii) pursuant to another exemption from registration under the Securities Act or (iii) pursuant to the Registration Statement subject to and only up to the volume limitation under this Section 4. Notwithstanding anything to the contrary in the Registration Rights Agreement, any Transfers made under the Registration Statement shall be made subject to and only up the volume limitations under this Section 4. The right to require a Registration Statement or the effectiveness thereof shall not imply any consent from the Company to make Transfers that exceed the volume limitations included in this Section 4. If the Company is aware of non-compliance by the Purchaser with the provisions of Sections 4.1, 4.2, 4.3 and 7.1 of this Agreement, it shall so notify the Purchaser, provided that failure to so notify the Purchaser shall not prejudice any of the Company's remedies or rights.

     4.2.5. Purchaser agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this section 4.

4.3. MARKET STAND-OFF

Upon the effective date of a registration statement for an underwritten public offering of the Company's securities pursuant to a registration statement under the Securities Act and ending ninety (90) days after such effective date, Purchaser hereby agrees not to, directly or indirectly, Transfer any securities of the Company (other than those included in the registration) to the extent requested by the Company and its underwriter. Purchaser agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this section. Purchaser agrees irrevocably that, if so requested, Purchaser will execute an agreement with the managing underwriter of such offering containing terms which are materially consistent with the provisions of this section. This Section shall be deemed to inure to the benefit of such underwriters as a third party beneficiary, and the provisions of this
Section 4.3 may be enforced by such underwriters as if they were a direct party hereto.

4.4. NOTIFICATION OF CHANGE IN BENEFICIAL OWNERSHIP

Prior to any proposed Transfer of Voting Shares that is permitted under this Agreement, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the Purchaser shall give written notice to the Company of its intention to effect such Transfer. Such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and, unless the sale is made under Rule 144(k), shall be accompanied, at Purchaser's expense by either (i) an opinion of counsel (whose opinion shall be addressed to the Company and reasonably satisfactory to the Company) to the effect that the proposed transfer of the Voting Shares may be effected without registration under the Securities Act or (ii) a "no action" letter from the SEC to the effect that the Transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon the Purchaser shall be entitled to transfer such restricted securities in accordance with the terms of the notice delivered by Purchaser to the Company, to the extent such Transfer is otherwise permitted under this Agreement.

5. VOTING OBLIGATIONS

5.1. During the Voting Period, Purchaser shall take such action as may be required so that all Voting Shares Beneficially Owned by any member of the Purchaser Control Group (and shall use all reasonable efforts to cause any Voting Shares held by any Affiliate of Purchaser that is not a member of the Purchaser Control Group or any 13D Group of which Purchaser or any Affiliate of Purchaser is a party) are voted for or cast or cause to be voted or cast in the same manner as recommended by the Board of Directors of the Company, and if no such recommendation is made then in the same manner and proportion as the votes cast by the holders of the Voting Shares other than Purchaser or any Affiliate of Purchaser or any 13D Group of which Purchaser or any Affiliate of Purchaser is a party.

5.2. During the Voting Period, Purchaser, as the holder of Voting Shares, shall be present, in person or by proxy and shall cause all members of the Purchaser Control Group Beneficially Owning Voting Shares to be so present, and shall use reasonable efforts to cause any of its Affiliates that is not a member of the Purchaser Control Group and all 13D Groups of which it or any member of the Purchaser Control Group or Affiliates is a party Beneficially Owning Voting Shares to be so present, at all meetings of shareholders of the Company so that all Voting Shares Beneficially Owned by it, any of its Affiliates, any 13D Groups of which it or any of its Affiliates is a party and all members of the Purchaser Control Group will be counted for purposes of determining the present of a quorum at such meetings.

5.3. During the Voting Period, Purchaser agrees not to exercise and to cause all members of the Purchaser Control Group not to exercise and to use all reasonable efforts to cause any Affiliate of Purchaser that is not a member of the Purchaser Control Group and any 13D Group of which Purchaser or any Affiliate of Purchaser is a party not to exercise dissenter's rights, if any, that it may have with respect to Ordinary Shares under applicable law in connection with any merger, consolidation or other reorganization or plan of arrangement which is approved by the Company's Board of Directors, regardless of the manner in which Purchaser or any member of the Purchaser Control Group or any Affiliate of Purchaser that is not a member of the Purchaser Control Group or any 13D Group of which Purchaser or any Affiliate of Purchaser is a party, voted or cast Ordinary Shares Beneficially Owned by Purchaser with respect to such transaction.

6. BOARD MEMBER

The Company agrees, that subject to the Purchaser's compliance at such time with the provisions of Section 4.1 of this Agreement and for as long as Purchaser Beneficially Owns Voting Shares constituting at least 5% of the Total Current Voting Power, it shall cause one (1) nominee of Purchaser to be appointed to the Board of Directors of the Company as a director of a class to be determined by the Board of Directors of the Company. At such time that Purchaser Beneficially Owns Voting Shares constituting less than 5% of the Total Current Voting Power Purchaser agrees to cause its nominee to resign from the Board of Directors of the Company and the Company shall be permitted to take all action necessary to remove such Purchaser's nominee from the Company's Board of Directors. At such time that Purchaser Beneficially Owns Voting Shares constituting less than 5% of the Total Current Voting Power, as a result of a Transfer by the Purchaser of Voting Shares, and not as a result of a decrease resulting solely from dilution of the Purchaser's Beneficial Ownership, Purchaser undertakes to promptly notify the Company in writing thereof (it being agreed that the filing of a Schedule 13D (or any successor form) with the SEC shall be deemed as if the Purchaser notified the Company). For purposes of this Section 6, shares owned by USDATA or any trust or other entity established to cause the liquidation of USDATA's assets, and shares held under the Escrow Agreement shall be deemed Beneficially Owned by Purchaser. If the Company is aware of non-compliance by the Purchaser with the provisions of Section 4.1 of this Agreement, it shall so notify the Purchaser, provided that failure to so notify the Purchaser shall not prejudice any of the Company's remedies or rights.

7. TRANSFER OF VOTING SHARES

7.1. In the event that at any time any person becomes the holder of Voting Shares by one or more Transfers of Voting Shares by Purchaser, except for Transfers (a) by open market sales made under Rule 144 and permitted hereunder;
(b) by open market sales made through broker dealers pursuant to the Registration Statement and permitted hereunder; or (c) to any persons who are not Affiliates of Purchaser and own, after such transfer less than 1% of the Total Current Voting Power, then as a condition to any such Transfer, the Transferee of such Ordinary Shares (each, a "TRANSFEREE") shall execute and deliver to the Company a written undertaking in the form of EXHIBIT C hereto (the "UNDERTAKING") under which such Transferee agrees to be bound by and subject to all the terms and conditions of this Agreement except for Sections 1 and 3. Purchaser shall be responsible for ensuring that each Transferee executes and delivers to the Company the Undertaking.

7.2. In the event that a Transferee is required to deliver an Undertaking under
Section 7.1, (i) Transferee shall be deemed to be "Purchaser" under Sections 4 (Standstill Obligations and Transfer Restrictions) and 5 (Voting Obligations) and all references to Purchaser thereunder shall also be deemed to refer to Transferee, (ii) the amount of Voting Shares permitted to be Transferred under
Section 4.2.4. by the Purchaser and all Transferees together shall be the Quarterly Amount which shall be allocated among the Purchaser and Transferees as agreed upon among them in writing and reported to the Company in writing prior to any Transfer under Section 4.2.4, (iii) the right to nominate a director under Section 6 shall continue to be applicable only to Purchaser and there shall be no aggregation of the Voting Shares held by Purchaser and Transferees for the purpose of determining the right nominate a director under such Section 6.

7.3. Notwithstanding the foregoing, in the event that and as long as the Transferee and any and all of its Affiliates together Beneficially Own less than 1% of the Total Current Voting Power, then such Transferee shall not be required to execute the Undertaking and become subject to this Agreement, and Purchaser hereby agrees and undertakes not to make any Transfer that requires the Transferee to execute and deliver the Undertaking to the Company, unless such Undertaking is duly executed by the Transferee and was delivered to the Company and any such Transfer that does not comply with such requirement shall be deemed void ab initio.

8. DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings specified with respect thereto below:

"ADDITIONAL SHARES" shall mean the (i) Ordinary Shares issued by the Company to USDATA pursuant to the Asset Purchase Agreement (and all securities issued with respect to or in exchange for such shares pursuant to stock splits, stock dividends, recapitalizations and similar events) and distributed by USDATA to the Purchaser; and (ii) the Ordinary Shares issued by the Company to the Escrow Agent pursuant to the Escrow Agreement (and all securities issued with respect to or in exchange for such shares pursuant to stock splits, stock dividends, recapitalization and similar events) and released to the Purchaser in accordance with the terms therein, if any.

"AFFILIATE" shall have the meaning set forth in Rule 12b-2 of the Exchange Act; PROVIDED, HOWEVER, that for purposes of this Agreement, the Purchaser and its Affiliates, on the one hand, and USDATA, on the other, shall be deemed to be "Affiliates" of one another; and provided further, that Portfolio Companies shall not be deemed to be Affiliates of the Purchaser.

Any person shall be deemed the "BENEFICIAL OWNER" of and shall be deemed to "BENEFICIALLY OWN" and to have "BENEFICIAL OWNERSHIP" of any securities:

     (i) which such person (or, if such person is the Purchaser, any member of the Purchaser Control Group) beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation);

     (ii) which a person (or, if such person is the Purchaser, any member of the Purchaser Control Group) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; or

     (iii) which are beneficially owned, directly or indirectly, by any other person (or any Affiliate thereof) with which a person (or, if such person is the Purchaser, any member of the Purchaser Control Group) has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting or disposing of any securities of the Company.

"CONTROL" or "CONTROLLED BY" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

"ESCROW" or "ESCROW AGREEMENT" shall mean the Escrow Agreement among the Company, USDATA, the Escrow Agent and the Purchaser executed at the closing of the Asset Purchase Agreement.

"EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"GOVERNMENTAL AUTHORITY" shall mean any Israeli, United States (federal, state or local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority.

"LOCK UP PERIOD" shall mean the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

"NON-VOTING CONVERTIBLE SECURITIES" shall mean any securities which are convertible into, exchangeable for or otherwise exercisable to acquire Voting Shares of the Company, including convertible securities, warrants, rights or options to purchase Voting Shares.

"PERSON" shall mean an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"PORTFOLIO COMPANY" shall mean any Affiliate of the Purchaser in which the Purchaser has Beneficial Ownership of not more than 50% of such person's outstanding voting securities and does not have the right to appoint the majority of the Board of Directors or other governing body of such person.

"PURCHASER CONTROLLED PERSON" shall mean any person in which the Purchaser has Beneficial Ownership of more than 50% of such person's outstanding voting securities, or has the right to appoint the majority of the Board of Directors or other governing body of such person.

"PURCHASER CONTROLLING PERSON" shall mean any person, or group of persons, that has Beneficial Ownership of more than 50% of the Purchaser's outstanding voting securities, or has the right to appoint the majority of the Board of Directors or the entity that Controls the Purchaser.

"PURCHASER CONTROL GROUP" shall mean the Purchaser, a Purchaser Controlled Person, a Purchaser Controlling Person or a Purchaser Common Control Person.

"PURCHASER COMMON CONTROL PERSON" shall mean any person, or group of persons, that a Purchaser Controlling Persons has Beneficial Ownership of more than 50% of such person's outstanding voting securities, or has the right to appoint the majority of the Board of Directors or other governing body of such person.

"PURCHASER'S KNOWLEDGE" shall mean the actual knowledge of any of the executive officers and management personnel of the Purchaser and the knowledge that any of them would have acquired in the performance of his or her duties as performed by a prudent person in such position.

"REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement, entered into pursuant to the Asset Purchase Agreement, among the Company, Purchaser and any other parties thereto.

"REGISTRATION STATEMENT" shall mean a registration statement on form F-3 prepared under the Registration Rights Agreement for the resale of Closing Shares or Additional Shares by Purchaser, and which was declared and continues to be effective under the Securities Act.

"RULE 144" shall mean Rule 144 as promulgated under the Securities Act.

"SEC" shall mean the Securities and Exchange Commission.

"SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"STANDSTILL LIMIT" shall mean a number of Ordinary Shares equal to the number of the Closing Shares, which shall be increased solely by and to the extent of the total number of Additional Shares actually distributed to Purchaser by USDATA or released to Purchaser pursuant to the Escrow Agreement.

"STANDSTILL PERIOD" shall mean the period beginning on the Closing Date and ending on the seventh (7) anniversary of the Closing Date.

"TOTAL CURRENT VOTING POWER" shall mean, with respect to the Company, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the election of members of the Company's board of directors if all securities entitled to vote in the election of such directors are present and voted, excluding any Ordinary Shares held in treasury or by a wholly owned subsidiary of the Company.

"VOLUME RESTRICTION PERIOD" shall mean the period of time beginning on the first anniversary of the Closing Date and ending on the fifth anniversary of such Closing Date.

"VOTING PERIOD" shall mean the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

"VOTING SHARES" shall mean Ordinary Shares and any other securities of the Company or its successor having the power to vote in the election of members of the Board of Directors of the Company or its successor.

"13D GROUP" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Shares which would be required under
Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D (a "SCHEDULE 13D") pursuant to Rule 13d-1(a) of the Exchange Act or a Schedule 13G under the Exchange Act pursuant to Rule 13d-1(c) with the SEC as a "person" within the meaning of
Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Shares representing more than 5% of any class of Voting Shares then outstanding.

9. MISCELLANEOUS

9.1. GOVERNING LAW; JURISDICTION AND VENUE

     9.1.1. This Agreement is to be construed in accordance with and governed by the laws of the State of Delaware, United States of America without giving effect to such jurisdictions principles of conflicts of laws.

     9.1.2. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced exclusively in any court located in the State of Delaware, United States of America. Each party to this Agreement:

          9.1.2.1. expressly and irrevocably consents and submits to the exclusive jurisdiction of each court located in the State of Delaware, United States of America in connection with any such legal proceeding, including to enforce any settlement, order or award;

          9.1.2.2. agrees that each court located in the State of Delaware, United States of America shall be deemed to be a convenient forum; and

          9.1.2.3. waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any court located in the State of Delaware, United States of America, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in any inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court.

          9.1.2.4. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this
          Section 9.1 by the courts located in the State of Delaware, United States of America and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware, United States of America or any other jurisdiction.

9.2. TERMINATION.

     9.2.1. This Agreement may be terminated as follows:

          9.2.1.1. by mutual written consent of both parties hereto.

          9.2.1.2. by either Company or the Purchaser, as the case may be, upon termination of the Asset Purchase Agreement under Sections 8 (other than under subsections Sections 8.1.3(ii), (iii) or (iv), 8.1.4 or 8.1.6) of the Asset Purchase Agreement.

          9.2.1.3. by the Company if (i) there shall have been a breach of any representations or warranties on the part of Purchaser set forth in this Agreement or if any representations or warranties of Purchaser shall have become untrue such that the conditions set forth in Section
          3.2.1 would be incapable of being satisfied by the date of the closing under the Asset Purchase Agreement, PROVIDED that the Company has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by Purchaser of any of its covenants or agreements hereunder which has not been cured within 15 days of a written notice from the Company notifying Purchaser of such breach.

          9.2.1.4. by the Purchaser if (i) there shall have been a breach of any representations or warranties on the part of the Company set forth in this Agreement or if any representations or warranties of the Company shall have become untrue such that the conditions set forth in Section
          3.3.1 would be incapable of being satisfied by the date of the closing under the Asset Purchase Agreement, PROVIDED that the Purchaser has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by the Company of any of its covenants or agreements hereunder which has not been cured within 15 days of a written notice from the Purchaser notifying the Company of such breach.

     9.2.2. In addition, the provisions of Sections 4, 5 and 7 of this Agreement may be terminated by either party, provided Closing has occurred, as follows:

          9.2.2.1. upon Purchaser's disposition to persons unaffiliated with the Purchaser and with whom the Purchaser is not otherwise acting in concert of more than seventy five percent (75%) of the aggregate number of Closing Shares and Additional Shares issued, transferred or distributed to Purchaser, as the case may be, or such time as Purchaser's Beneficial Ownership of the then outstanding Voting Shares together with the Beneficial Ownership of Voting Securities by all members of the Purchaser Control Group, Affiliates of Purchaser and other 13D Group members, in the aggregate, is less than two percent (2%).

          9.2.2.2. upon a sale of substantially all of the assets of the Company or upon a change in ownership of the Company such that persons who were not shareholders of the Company prior to such transaction own more than 50% of the Total Current Voting Power after such transaction.

9.3. ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees. Except with the prior written consent of the other party in writing, neither party shall be permitted to assign this Agreement in whole or in part.

9.4. ENTIRE AGREEMENT; AMENDMENT

This Agreement, the Exhibits and Schedules attached hereto and the agreements referred to herein (to the extent referred to herein) constitute the full and entire understanding and agreement between the parties with regard to the subject hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

9.5. NOTICES

All notices and other communications pursuant to this Agreement shall be in writing and shall be given (i) by delivery in person (and shall be deemed to have been duly given upon such delivery), (ii) by facsimile (and shall be deemed to have been duly given after transmission in full with electronic confirmation of transmission, if delivered during recipient's business hours), (iii) by nationally-recognized overnight courier (and shall be deemed to have been duly given two days after delivery to the courier service) or (iv) by registered or certified mail (return receipt requested), postage prepaid (and shall be deemed to have been duly given five days after delivery to the mail service), to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith:

  if to the Company:                 Tecnomatix Technologies Ltd.
                                     Delta House, 16 Hagalim Ave.
                                     Herzeliya 46733, Israel
                                     Telecopier:  972-9-9544402
                                     Attention: Legal Counsel


  with a copy to:                    Meitar, Liquornik, Geva & Co.
                                     16 Abba Hillel Silver Road
                                     Ramat Gan 52506, Israel
                                     Telecopier:  972-3-610-3111
                                     Attention:  Dan Shamgar, Adv.


  if to the Purchaser to:            SCP Private Equity Partners II, L.P.
                                     435 Devon Park Drive, Building 300
                                     Wayne, Pennsylvania 19087, USA
                                     Attention: Charles C. Freyer, Esq.
                                     Fax: 610.975.9546


  with a copy to:                    Saul Ewing LLP
                                     1200 Liberty Ridge Drive, Suite 200
                                     Wayne Pennsylvania 19087, USA
                                     Attention: Spencer W. Franck, Jr., Esq.
                                     Fax: 610 408-4405


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.6. DELAYS OR OMISSIONS

No delay or omission to exercise any right, power or remedy accruing to a party under this Agreement shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

9.7. EXPENSES

Except as otherwise specifically provided herein, the Company and Purchaser shall bear their own expenses incurred with respect to this Agreement and the transactions contemplated hereby.

9.8. SPECIFIC PERFORMANCE; INJUNCTIONS

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate.

9.9. STOP TRANSFER ORDERS; LEGENDS.

The stock certificates representing the Closing Shares and the Additional Shares shall bear legends and be subject to stop transfer orders in accordance with the following legend (in addition to any legend required under applicable state securities law):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCK PURCHASE AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER). TRANSFER AND VOTING OF THE SHARES ARE RESTRICTED BY THE TERMS OF THE STOCK PURCHASE AGREEMENT, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY THE APPLICABLE PROVISIONS OF SAID STOCK PURCHASE AGREEMENT.

If, and to the extent the Closing Shares and the Additional Shares are no longer subject to the restrictions described in the legends set forth above, upon the request of the Purchaser or the transferee of such shares, the Company shall cause its transfer agent to remove the appropriate legend set forth above from the certificates evidencing the Closing Shares and the Additional Shares or issue to the Purchaser or such transferee new certificates therefore free of such legend.

9.10. FURTHER ASSURANCES

The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. Without limitation, Purchaser hereby agrees to execute the undertaking in the form attached hereto as EXHIBIT A in connection with the approval of the OCS to the transactions contemplated hereby.

9.11. FACSIMILE; COUNTERPARTS

This Agreement may be executed by facsimile and in any number of counterparts, each of which may be executed by fewer than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

9.12. SEVERABILITY

In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision as close as possible to the intent of the parties.

9.13. INTERPRETATION.

     9.13.1. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. The definitions contained in this Agreement are applicable to the singular as well as the plural of such terms and to the masculine as well as to the feminine and neuter genders of such terms, as well as to the noun and verb forms of such definitions.

     9.13.2. Each party hereto acknowledges that it has been represented by competent counsel and participated in the drafting of this Agreement, and agrees that any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Share Purchase Agreement as of the day and year first above written.


                           TECNOMATIX TECHNOLOGIES LTD.

                           By: ______________________________
                                    Name:
                                    Title:



                           SCP PRIVATE EQUITY PARTNERS II, L.P.

                           By: SCP Private Equity II General Partner, L.P., its general partner

                           By:  SCP Private Equity II, LLC,
                           its manager

                           By:____________________________________



     [Signature Page to Tecnomatix Share Purchase Agreement, July 29, 2003]

                                    EXHIBIT A

                                 OCS UNDERTAKING

To:      The Research Committee
         The Office of the Chief Scientist
         P.O. Box 2197
         JERUSALEM 91021

Relating to Projects File Numbers: per the attached list attached hereto as Annex I.
Project Titles: per the attached list attached hereto as Annex I.
          (the "RESEARCH AND DEVELOPMENT PROJECTS")

                            UNDERTAKING AND AGREEMENT

We the undersigned, having contemplated to purchase shares of Tecnomatix Technologies Ltd. ("TECNOMATIX"), the holder of 100% of the outstanding share capital of Tecnomatix Ltd. ("TL"):

Recognizing that the Research and Development Projects pursuant to the list referred to above, are currently being financially supported by the Government of the State of Israel through the Office of the Chief Scientist under the Encouragement of Research and Development in Industry Law 5744-1984 (the "LAW") and the regulations pursuant to the Law; and recognizing that the Law places strict constraints on the transfer of know-how and/or production rights, making all such transfers subject to the absolute discretion of the Research Committee of the Office of the Chief Scientist, acting in accordance with the aims of the Law, and requiring that any such transfer receive the prior written approval of the Research Committee;

DO HEREBY UNDERTAKE,

To observe strictly all the requirements of the Law as well as the regulations promulgated pursuant to the Law, as applied to Tecnomatix and TL and as directed by the Research Committee, in particular those requirements of Section 19 of the Law relating to the prohibition on the transfer of know-how and/or production rights.

                        SCP PRIVATE EQUITY PARTNERS II, L.P.

                        By: SCP Private Equity II General Partner, L.P., its general partner

                        By:  SCP Private Equity II, LLC,
                        its manager


                        By:____________________________________



                        Date: __________________________________

                                     ANNEX I

                               TO OCS UNDERTAKING

PROJECT NUMBER                                           FILES UNDER EACH PROJECT

6231                 6231              12880              18901             22011             25866        32479
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     6896              12883              18903             22012             25869        32481
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     8397              12884              18904             23552             26874
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     8848              14329              18905             23553             26875
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     9381              14331              20393             23554             26876
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     10175             15563              20394             24519             26872
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     10183             15621              20395             24523             28174
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     11052             17425              20396             24524             28175
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     11151             17426              20399             24525             28176
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     11152             17427              20400             24526             28178
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     12000             17428              22009             25867             28179
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     12001             18900              22010             25868             32477
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
13702                13702
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     14691
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     16214
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     17429
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     18902
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
                     20398
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------
23541                23541
-------------------- ----------------- ------------------ ----------------- ----------------- ------------ -----------

                                    EXHIBIT C

                         FORM OF TRANSFEREE UNDERTAKING

To:      Tecnomatix Technologies Ltd.
         (the "COMPANY")


                      TRANSFEREE UNDERTAKING AND AGREEMENT

     In accordance with the provisions of Section 7.1 of the Share Purchase Agreement by and between SCP Private Equity Partners II, L.P. (the "PURCHASER") and the Company, dated July 29, 2003 (the "AGREEMENT"), and as a condition to any Transfer of any Voting Shares by the Purchaser to the undersigned, the undersigned hereby agrees and undertakes to be bound by and subject to all of the terms and conditions of the Agreement, as if was a "Purchaser" under the Agreement and all references in the Agreement to the Purchaser shall be deemed to be references to the undersigned. CAPITALIZED TERMS USED BUT NOT DEFINED SHALL HAVE THE MEANING ASCRIBED TO THEM UNDER THE AGREEMENT.

                                             [TRANSFEREE'S NAME ]
Date:_____________________

                                             By:______________________
                                             Name:
                                             Title: